Exhibit 4.26

This Amendment No. 2 to Note Issuance Facility Agreement, dated as of October 23, 2020 (this “Amendment”), is among Atlantica Sustainable Infrastructure plc, a company incorporated in England and Wales with company number 08818211 (the “Company”) and Lucid Agency Services Limited, on behalf of the Required Holders and as agent for the Purchasers (in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors, the purchasers party thereto and the Agent entered into that certain note issuance facility agreement, dated as of April 30, 2019 (as amended, supplemented or modified from time to time prior to the date hereof, the “NIFA”); and

WHEREAS, the Company has requested the Agent and the Purchasers to amend the NIFA as set forth herein and the Purchasers are willing to agree to such amendment on the terms and subject to the conditions contained in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.          Defined Terms; Rules of Construction.  This Amendment is entered into in accordance with Article 18.1 of the NIFA. Unless otherwise defined herein, capitalized terms used herein which are defined in the NIFA, as amended by this Amendment, are used herein as therein defined.  The rules of interpretation set forth in Section 22.5 of the NIFA shall apply mutatis mutandis to this Amendment.

2.           Amendment.  Effective as of the date of this Amendment,

(a)          Section 9.4 of the NIFA is hereby amended by adding the following new clause (c) at the end thereof:

“(c)       Notwithstanding anything to the contrary in clauses (a) and (b) above, the consummation of the Permitted Reorganization or any other transaction permitted under Section 10.2 shall not be deemed to violate this Section 9.4.”

(b)          Section 9.7 of the NIFA is hereby amended by adding the following sentences at the end thereof:

“Notwithstanding anything to the contrary in this Section 9.7, neither ASHUSA Inc. nor ASUSHI Inc. shall be required to provide a Guarantee with respect to the Notes following the consummation of the Permitted Reorganization and so long as ASHUSA Inc. and ASUSHI Inc. Guarantee no other Credit Facility evidencing Material Indebtedness of the Company, in which case, such Persons shall execute and deliver to the Agent the documentation referred in this Section 9.7.”

(c)          Section 10.2 of the NIFA is hereby amended by adding the following new clause (e) at the end thereof:

“(e)       Notwithstanding anything to the contrary in this Section 10.2, the Note Parties shall be permitted to consummate the Permitted Reorganization provided that, upon or prior to the consummation of such Permitted Reorganization, NewCo becomes a Guarantor and the Company delivers to the holders of the Notes and the Agent the documentation required under Section 9.7.”

(d)          Section 10.4(b) of the NIFA is hereby amended by adding the following new subclause (xiii) at the end thereof:

“; and (xiii)          the Permitted Reorganization.”

(e)          Section 11.1(g) of the NIFA is hereby amended by replacing the parenthetical thereof with the following:

“(including with respect to any limitations and the Permitted Reorganization)”

(f)          Section 18.2 of the NIFA is hereby amended by adding the following new clause (c) at the end thereof:

“(c)       Notwithstanding anything to the contrary in Section 18.1, no consent from the holders or the Agent shall be required to effect a release of the Guarantee of ASHUSA Inc. and ASUSHI Inc. pursuant to Section 23.6(e).”

(g)          Section 23.6 of the NIFA is hereby amended by adding the following new clause (e) at the end thereof:

“(e)        Each of the holders irrevocably consents (and authorizes the Agent), at the request of the Company, at any time that no Default or Event of Default shall have occurred and be continuing, (i) to release ASHUSA Inc. and ASUSHI Inc. from its Guarantee with respect to the Notes, and (ii) to take such actions and execute and deliver such documents and instruments (and instruct the Agent to do so) as may be reasonably requested in writing by the Company or such Guarantor to give effect to the release specified in the foregoing clause (i); provided that the releases and actions described in the aforementioned items (i) and (ii)  are done only for the purposes of consummating the Permitted Reorganization and solely to the extent that upon or prior to the consummation of such Permitted Reorganization, NewCo becomes a Guarantor and the Company delivers to the holders and the Agent documentation required under Section 9.7 with respect to NewCo and following such release, ASHUSA Inc. and ASUSHI Inc. Guarantee no other Material Credit Facility.”

(h)          Schedule A of the NIFA is hereby amended by:

(i)          adding the following new clause (p) at the end of the definition of the term “Asset Sale”:

“; and (p)          Asset Sales relating to the Permitted Reorganization.”

(ii)         replacing the definitions of the terms “CAFD,” “Credit Agreements,” “Distributed Cash” and “Notes Facility Agreement” with the following, respectively:

““CAFD” means, for any Testing Period, and without duplication, Distributed Cash minus cash expenses of the Company (other than debt service obligations and transaction costs), in each case during such Testing Period.

“Credit Agreements” means, collectively, the Notes Facility Agreement, the Term Loan and the Note Purchase Agreement.

“Distributed Cash” means cash and Cash Equivalents distributed, directly or indirectly, to the Company in respect of Investments in any Person, in each case, held, directly or indirectly, by the Company (other than (x) dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments that were not intended to be used by such Person for capital expenditures or for operational purposes, by the Company or any of its Subsidiaries in such Person, (y) withholding Taxes and amounts subject to,  or reasonably expected to be subject to repatriation requirements and (z) Net Proceeds in excess of $10,000,000 in the aggregate during any fiscal year) consisting of: (a) dividends; (b) capital redemptions; (c) interest or principal repayments in respect of Indebtedness provided directly or indirectly by the Company; and (d) the proceeds of any loan to the Company from a Subsidiary of the Company; provided that, (i) to the extent permitted by Non-Recourse Indebtedness arrangements to which such Subsidiary is a party, the payment obligation of the Company under such loan is subordinated to the prior payment in full of the Notes and (ii) any repayment of such loan prior to the Maturity Date is immediately succeeded by (A) entering into a substantially similar arrangement for an equal or greater amount; (B) payment of a dividend in an equal or greater amount than such loan by the lender to the Company or a Guarantor; or (C) redemption of Capital Stock of the lender and remittance of the proceeds of such redemption in an equal or greater amount as such loan.

“Notes Facility Agreement” means the senior unsecured note issuance facility agreement, dated July 8, 2020, among the Company, the guarantors party thereto, the purchasers party thereto and Lucid Agency Services Limited, as agent for such purchasers, as amended, restated, supplemented, modified or replaced from time to time.”

(iii)        adding the following definitions in the corresponding alphabetical order:

““NewCo” means a Person wholly owned by the Company formed or incorporated under the Laws of a state of the United States.

“Note Purchase Agreement” means the senior secured note purchase agreement, dated March 20, 2020, among the Company, the guarantors party thereto and the purchasers party thereto, as amended, restated, supplemented, modified or replaced from time to time.

“Permitted Reorganization” means the corporate reorganization of the Company as a result of which ASHUSA Inc. and ASUSHI Inc. become wholly owned Subsidiaries of NewCo, which reorganization may involve various transactions, including transfers of Equity Interests of ASHUSA Inc. and ASUSHI Inc., the redemption of Equity Interests of ASHUSA Inc.  and ASUSHI Inc., transfers of assets among Note Parties, and any other procedure in compliance with the Note Documents; provided that upon or prior to the consummation of such transactions, NewCo becomes a Guarantor and the Company delivers to the holders of the Notes and the Agent the documentation required under Section 9.7(a).”

(i)          Item B.1. of Schedule 1 of Exhibit K of the NIFA is hereby amended by deleting it in its entirety and replacing it with the following:

“Distributed Cash received by the Company from its Investments (limited pursuant to the definition of “Distributed Cash” in the Agreement and after giving pro forma effect to Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations pursuant to the definition of “Leverage Ratio” in the Agreement):”

3.           Effect of Amendment; Miscellaneous.

(a)          This Amendment is a Note Document.  Except as amended by this Amendment, the provisions of the NIFA are in all aspects ratified and confirmed, shall remain in full force and effect and shall remain as the legal, valid, binding, and enforceable obligations of the parties thereto.

(b)          From and after the date of this Amendment, references in the NIFA to “this Agreement” (and indirect references such as “hereunder,” “hereby,” “herein” and “hereof,” or words of like import referring to the NIFA), and references in the other Note Documents to “the NIFA” or “the Note Issuance Facility Agreement” (and indirect references such as “thereunder,” “thereby,” “therein” and “thereof,” or words of like import referring to the NIFA) shall be deemed to be references to the NIFA, as amended by this Amendment.

(c)          This Agreement shall become effective on the date hereof. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by telecopier or by electronic mail in portable document format (.pdf) to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

4.          GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. The provisions of Sections 22.9 and 22.10 of the NIFA are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Very truly yours,

EXECUTED by ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC
by:

By:	/s/ Santiago Seage
Name:	Santiago Seage
Title:	Chief Executive Officer

By:	/s/ Francisco Martinez-Davis
Name:	Francisco Martinez-Davis
Title:	Chief Financial Officer

[Signature page to Amendment No. 2 to 2019 Note Issuance Facility Agreement]

EXECUTED by LUCID AGENCY SERVICES LIMITED as Agent and on behalf of each of the Purchasers referred to below:

AWARE SUPER PTY LTD (ABN 11 118 202 672) (FORMERLY KNOWN AS FSS TRUSTEE CORPORATION)

WESTBOURNE INFRASTRUCTURE DEBT OPPORTUNITIES FUND II, L.P. ACTING THROUGH ITS GENERAL PARTNER, RIMOR FUND II GP LIMITED

WESTBOURNE INFRASTRUCTURE DEBT 4 LP ACTING THROUGH ITS GENERAL PARTNER, WESTBOURNE  INFRASTRUCTURE DEBT GP LIMITED

WESTBOURNE INFRASTRUCTURE DEBT 5 LP ACTING THROUGH ITS GENERAL PARTNER, WESTBOURNE  INFRASTRUCTURE DEBT GP LIMITED

WESTBOURNE INFRASTRUCTURE DEBT 6 LP ACTING THROUGH ITS GENERAL PARTNER, WESTBOURNE  INFRASTRUCTURE DEBT GP 2 LIMITED

/s/ Kate Russell

Authorised Signatory: Kate Russell

Name:

[Signature page to Amendment No. 2 to 2019 Note Issuance Facility Agreement]